Exhibit 99.1

Universal Logistics Holdings Reports Second Quarter 2021 Financial Results; Declares Dividend; Approves Stock Repurchase Plan

-	Second Quarter 2021 Operating Revenues: $422.8 million, 63.9% increase
-	Second Quarter 2021 Operating Income: $31.3 million, 7.4% operating margin
-	Second Quarter 2021 Earnings Per Share: $0.95 per share, includes $0.16 settlement gain
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – July 29, 2021 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated second quarter 2021 net income of $25.6 million, or $0.95 per basic and diluted share, on total operating revenues of $422.8 million. This compares to net income of $6.2 million, or $0.23 per basic and diluted share, during second quarter 2020 on total operating revenues of $258.0 million. Second quarter 2021 operating revenues represent Universal’s highest quarterly operating revenues ever reported.  The peak of the COVID-19 pandemic negatively impacted our results during the second quarter 2020, as a substantial portion of our customer operations were shuttered during the period. Second quarter 2021 results include a favorable legal settlement which resulted in a $5.7 million pre-tax gain, or $0.16 per share, which is included in other non-operating income. Second quarter 2021 results also include a $0.4 million pre-tax holding gain, or $0.01 per share, on marketable securities due to changes in fair value recognized in income compared to $0.9 million, or $0.02 per share, in the second quarter of 2020.

In the second quarter 2021, Universal’s operating income increased $20.5 million to $31.3 million compared to operating income of $10.8 million in the second quarter one year earlier. As a percentage of operating revenue, operating margin for the second quarter 2021 was 7.4% compared to 4.2% during the same period last year. EBITDA, a non-GAAP measure, increased $23.6 million during the second quarter 2021 to $53.7 million, compared to $30.2 million one year earlier. As a percentage of operating revenue, EBITDA margin for the second quarter 2021 was 12.7% compared to 11.7% during the same period last year.

“Universal’s momentum carried into the second quarter as we continue to report solid financial results,” stated Tim Phillips, Universal’s Chief Executive Officer. “Our second quarter success is directly attributable to the incredible efforts of our people. While there is still room for improvement in our financial performance, I’d be remiss without congratulating Team Universal on a job well done.  As I look forward to the second half of the year, I am cautiously optimistic. While I am bullish on North American auto production over the longer term, the persistent chip shortage and an extremely tight labor market continue to adversely impact our contract logistics operations. And although there remains an incredible amount of freight opportunities across the country, the lack of fluidity in the supply chain and constraints on the availability of equipment and drivers remains a headwind. We know the challenges in front of us, and I remain confident in our ability to deliver excellent customer service and strong results.”

As of July 3, 2021, Universal held cash and cash equivalents totaling $13.1 million, and $7.9 million in marketable securities.  Outstanding debt at the end of the second quarter 2021 was $433.5 million and capital expenditures totaled $12.0 million.  For the full-year 2021, Universal is projecting total operating revenues between $1.6 billion and $1.7 billion and an operating margin between 7.0% and 8.0%.

Segment Information:

Contract Logistics

-	Second Quarter 2021 Operating Revenues: $154.8 million, 115.6% increase
-	Second Quarter 2021 Operating Income: $15.9 million, 10.3% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, recent program awards and a more stable operating environment led to improved performance during the period. Second quarter 2021 operating revenues in the contract logistics segment increased $83.0 million, or 115.6 % to $154.8 million compared to $71.8 million for the same period last year. During the second quarter of 2020, the contract logistics segment was adversely impacted by the shutdown of North American automotive and heavy-duty truck manufacturing during much of the quarter from the COVID-19 pandemic. At the end of the second quarter 2021, we managed 60 value-added programs compared to 55 such programs at the end of the second quarter 2020. On a year-over-year basis, dedicated transportation load volumes increased 170.6% as automotive production resumed. Income from operations in the contract logistics segment for the second quarter 2021 increased $15.2 million to $15.9 million compared to $0.8 million during the same period last year.  Included in the contract logistics segment second quarter 2021 results were approximately $5.0 million of losses incurred in connection with a recent program launch. As a percentage of revenue, operating margin in the contract logistics segment for the second quarter 2021 was 10.3% compared to 1.0% during the same period last year.

Intermodal

-	Second Quarter 2021 Operating Revenues: $106.6 million, 28.6% increase
-	Second Quarter 2021 Operating Income: $6.2 million, 5.8% operating margin

Operating revenues in the intermodal segment increased $23.7 million to $106.6 million in the second quarter 2021, compared to $82.9 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $11.7 million in separately identified fuel surcharges compared to $8.2 million during the same period last year. Intermodal segment load volumes increased 8.1% and the average operating revenue per load, excluding fuel surcharges, increased an additional 5.8%. Additionally, assessorial and other non-line haul charges increased $5.9 million during the current period. Second quarter 2021 income from operations in the intermodal segment increased $1.4 million to $6.2 million compared to $4.7 million during the same period last year.  As a percentage of revenue, operating margin in the intermodal segment for the second quarter 2021 was 5.8% compared to 5.7% during the same period last year.

Trucking

-	Second Quarter 2021 Operating Revenues: $99.8 million, 58.4% increase
-	Second Quarter 2021 Operating Income: $6.5 million, 6.5% operating margin

In the trucking segment, which includes agent-based and company-managed trucking operations, second quarter 2021 operating revenues increased 58.4% to $99.8 million compared to $63.0 million for the same period last year. Included in our trucking segment revenues for the recently completed quarter were $6.0 million in separately identified fuel surcharges compared to $2.9 million in such surcharges during the same period last year.  On a year-over-year basis, trucking segment load volumes increased 47.7% and the average operating revenue per load, excluding fuel surcharges, increased an additional 3.5% during the same period. Income from operations in the trucking segment in the second quarter 2021 increased 80.4% to $6.5 million compared to $3.6 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the second quarter 2021 was 6.5% compared to 5.7% during the same period last year.

Company-managed Brokerage

-	Second Quarter 2021 Operating Revenues: $60.4 million, 51.3% increase
-	Second Quarter 2021 Operating Income: $2.4 million, 4.0% operating margin

Second quarter 2021 operating revenues in the company-managed brokerage segment increased 51.3% to $60.4 million compared to $39.9 million for the same period last year. Company-managed brokerage segment average operating revenue per load, excluding fuel surcharges, increased 71.4%; however, load volumes decreased 6.1% on a year-over-year basis. Second quarter 2021 income from operations in the company-managed brokerage segment was $2.4 million which compares to $1.7 million during the same period last year.  As a percentage of revenue, operating margin in the company-managed brokerage segment for the second quarter 2021 was 4.0% compared to 4.3% one year earlier.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on September 6, 2021 and is expected to be paid on October 4, 2021.

Stock Repurchase Program

Universal’s Board also authorized a new stock repurchase program under which the company may purchase up to an additional 621,622 shares of the company's common stock from time to time through the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 or in privately negotiated transactions.  As of July 29, 2021, there were 378,378 remaining shares authorized under the plan approved in June 2014, which results in a total of 1,000,000 shares authorized for repurchase by the company.

Other Matters

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, July 30, 2021

Call Toll Free:  (844) 955-2101

International Dial-in:  +1 (661) 567-1249

Conference ID:  3590296

A replay of the conference call will be available beginning two hours after the call through August 6, 2021, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 3590296. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2021	2020	2021	2020
Operating revenues:
Truckload services	$58,880	$40,523	$118,582	$99,421
Brokerage services	102,532	62,782	199,451	148,681
Intermodal services	106,601	82,881	210,318	193,203
Dedicated services	50,396	18,031	98,357	49,610
Value-added services	104,374	53,763	211,307	149,227
Total operating revenues	422,783	257,980	838,015	640,142

Operating expenses:
Purchased transportation and equipment rent	198,031	128,611	387,363	309,467
Direct personnel and related benefits	111,000	57,592	218,552	154,980
Operating supplies and expenses	32,713	16,962	69,805	47,657
Commission expense	8,570	5,024	15,894	12,194
Occupancy expense	9,389	8,984	17,569	17,815
General and administrative	9,693	6,580	18,869	15,504
Insurance and claims	5,735	4,858	12,070	9,730
Depreciation and amortization	16,339	18,530	35,424	38,048
Total operating expenses	391,470	247,141	775,546	605,395
Income from operations	31,313	10,839	62,469	34,747
Interest expense, net	(2,926)	(3,438)	(6,089)	(7,647)
Other non-operating income (loss)	6,079	811	7,085	(2,794)
Income before income taxes	34,466	8,212	63,465	24,306
Provision for income taxes	8,862	2,044	16,205	5,975
Net income	$25,604	$6,168	$47,260	$18,331

Earnings per common share:
Basic	$0.95	$0.23	$1.76	$0.68
Diluted	$0.95	$0.23	$1.75	$0.68

Weighted average number of common shares outstanding:
Basic	26,919	26,919	26,918	27,074
Diluted	26,936	26,919	26,933	27,074

Dividends declared per common share:	$0.105	$-	$0.210	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 3, 2021	December 31, 2020
Assets
Cash and cash equivalents	$13,098	$8,763
Marketable securities	7,915	6,534
Accounts receivable - net	285,432	259,154
Other current assets	52,714	47,073
Total current assets	359,159	321,524
Property and equipment - net	350,340	364,795
Other long-term assets - net	372,721	376,730
Total assets	$1,082,220	$1,063,049

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$215,200	$213,094
Debt - net	432,157	460,120
Other long-term liabilities	152,955	150,262
Total liabilities	800,312	823,476
Total shareholders' equity	281,908	239,573
Total liabilities and shareholders' equity	$1,082,220	$1,063,049

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2021	2020	2021	2020
Contract Logistics Segment:
Number of dedicated transportation loads (a)	156,119	57,703	312,494	197,218
Average number of value-added direct employees	4,475	3,238	4,182	3,445
Average number of value-added full-time equivalents	1,508	787	1,597	1,109
Number of active value-added programs	60	55	60	55

Intermodal Segment:
Number of loads	169,441	156,779	348,924	354,562
Average operating revenue per load, excluding fuel surcharges	$490	$463	$483	$474
Average number of tractors	2,034	2,236	2,003	2,383
Number of depots	12	14	12	14

Trucking Segment:
Number of loads	75,645	51,222	148,389	127,438
Average operating revenue per load, excluding fuel surcharges	$1,286	$1,242	$1,266	$1,195
Average number of tractors	1,337	1,321	1,328	1,373
Average length of haul	366	393	370	395

Company-Managed Brokerage Segment:
Number of loads (b)	31,006	33,020	63,891	74,543
Average operating revenue per load (b)	$1,879	$1,096	$1,806	$1,165
Average length of haul (b)	573	564	569	573

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2021	2020	2021	2020
Operating Revenues by Segment:
Contract logistics	$154,770	$71,794	$309,664	$198,837
Intermodal	106,601	82,881	210,318	193,203
Trucking	99,778	63,004	194,678	154,573
Company-managed brokerage	60,431	39,946	121,537	92,727
Other	1,203	355	1,818	802
Total	$422,783	$257,980	$838,015	$640,142

Income from Operations by Segment:
Contract logistics	$15,946	$750	$32,766	$12,440
Intermodal	6,152	4,739	14,646	13,739
Trucking	6,482	3,594	11,672	8,094
Company-managed brokerage	2,445	1,702	2,886	305
Other	288	54	499	169
Total	$31,313	$10,839	$62,469	$34,747

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 3,	July 4,	July 3,	July 4,
	2021	2020	2021	2020
	( in thousands)		( in thousands)
EBITDA
Net income	$25,604	$6,168	$47,260	$18,331
Income tax expense	8,862	2,044	16,205	5,975
Interest expense, net	2,926	3,438	6,089	7,647
Depreciation	12,828	14,485	28,433	29,927
Amortization	3,511	4,045	6,991	8,121
EBITDA	$53,731	$30,180	$104,978	$70,001

EBITDA margin (a)	12.7%	11.7%	12.5%	10.9%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.